                                                                      EXHIBIT 12

                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
      COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                       For the Nine
                                                       Months Ended                 For The Year Ended September 30,
                                                         June 30,     ----------------------------------------------------------
                                                           2003         2002         2001         2000        1999        1998
                                                         --------     --------     --------     --------    --------    --------
Income (loss) from continuing operations
before income taxes and losses from equity
investments                                              $ (1,254)    $ (7,083)    $(19,844)    $  2,388    $  3,828    $  1,466
Less: interest capitalized during the period                   --            4           16           20          20          17
Add: Fixed charges                                            340          644          869          667         612         441
                                                         --------     --------     --------     --------    --------    --------
       Total earnings (loss) to cover fixed charges:     $   (914)    $ (6,443)    $(18,991)    $  3,035    $  4,420    $  1,890
Fixed Charges:
Total interest expense including capitalized interest    $    258     $    469     $    659     $    434    $    428    $    298
Interest portion of rental expenses                            82          175          210          233         184         143
                                                         --------     --------     --------     --------    --------    --------
       Total Fixed Charges                               $    340     $    644     $    869     $    667    $    612    $    441
       Preferred stock dividends and
         accretion                                             82          167           28           --          --          --
       Ratio of earnings to combined fixed
         charges and preferred stock
         dividend requirements                                 --           --           --          4.6         7.2         4.3
Deficiency of earnings to cover combined
fixed charges and preferred stock dividend
requirements                                             $  1,336     $  7,254     $ 19,888           --          --          --

Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Preferred stock dividend requirements consist of the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock.